                                                                Exhibit 10(a)(k)


                            REIMBURSEMENT AGREEMENT

     THIS AGREEMENT is made as of November 3, 1997 (as from time to time amended, supplemented or otherwise modified, this "Agreement") between LG Electronics Inc. ("LGE") and Zenith Electronics Corporation ("Zenith").

                                  WITNESSETH:

     WHEREAS, Zenith from time to time may apply to LGE to guarantee up to $160,000,000 of unsecured credit facilities for Zenith, and LGE may in its sole discretion in each instance determine whether to issue each such guarantee; and

     WHEREAS, Zenith and LGE desire to enter into this Agreement to set forth the terms and provisions pursuant to which any such guarantees may be issued by LGE and reimbursed by Zenith;

     NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, LGE and Zenith agree as follows:

     1.   GUARANTEES AND SECURITY DOCUMENTS.

          1.1 Unless otherwise defined herein or in the Security Documents referred to below, capitalized terms where used herein or in the Security Documents shall have the meaning set forth in that certain Credit Agreement, dated as of March 31, 1997, with Citicorp North America, Inc., as Agent, and the other lenders parties thereto, as in effect on the date hereof without giving effect hereafter to changes in said definitions not consented to in writing by LGE for purposes of this Agreement.

          1.2 Each guarantee requested by Zenith shall be substantially in the form of Exhibit A hereto, with such modifications thereto as shall be agreed to by LGE (individually a "Guarantee" and collectively the "Guarantees"). Zenith shall not request issuance of any Guarantee except to lenders which extend prior to December 31, 1997 unsecured credit facilities on terms substantially the same as set forth in Exhibit B hereto ("Credit Facilities") to Zenith for its working capital needs. Zenith shall not request Guarantees in an aggregate principal amount outstanding at any one time in excess of $160,000,000.

          1.3 Zenith agrees to reimburse LGE, immediately upon demand, for any and all payments made from time to time by LGE under the Guarantees, with interest on the amounts so paid by LGE from and including the date paid by LGE to but not including the date LGE is reimbursed therefor, at the Reference Rate (hereinafter defined) in effect on the date of payment plus two percent (2%) per annum; Zenith's obligations under this Section 1.3 shall be referred to collectively as the "Reimbursement Obligations." "Reference Rate" means at any time, the rate of interest then most recently announced by Bank of America National Trust and Savings Association at Chicago, Illinois as its reference rate.

          1.4 The Reimbursement Obligations shall be secured by a valid and continuing security interest in and lien on certain assets of Zenith and its Material Subsidiaries, including, without limitation, all equipment, real estate, certain general intangibles and stock of domestic Subsidiaries. Such security interests and liens shall be prior to all other security interests and liens other than those in favor of the Agent and Permitted Liens, all pursuant to a security agreement by Zenith, a stock pledge agreement by Zenith, a subsidiary security agreement by Material Subsidiaries, a mortgage by Zenith and the Material Subsidiaries and any other documents required by LGE (together with all UCC-1 financing statements and any other document, instrument or agreement in connection therewith, as the same may be amended or modified from time to time hereinafter collectively called the "Security Documents"). LGE acknowledges that LGE's liens and security interests shall be subject to a subordination agreement with the Agent, in form and substance satisfactory to the Agent and LGE (the "Subordination Agreement").

          1.5 The payment by Zenith of the Reimbursement Obligations under this Agreement shall be absolute, unconditional, and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including, without limiting the generality of the foregoing, the following circumstances:

     (a) any lack of validity or enforceability of any term or provision of any of the Guarantees, this Agreement, or any other instrument, document, or agreement entered into in connection therewith;

     (b) the existence of any claim, setoff, right of recoupment, defense or other right of Zenith against LGE or any other person or entity, whether in connection with this Agreement or otherwise, all of which are hereby waived;

     (c) any amendment or waiver of, any full or partial release of any collateral under, or any consent to departure from the terms or conditions of any of the Security Documents;

     (d) any decision by LGE not to issue a Guarantee in any particular instance;

     (e) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or

     (f) notwithstanding anything to the contrary set forth above, the payment by Zenith of the Reimbursement Obligations shall at all times be subject to the terms of the Subordination Agreement.

     2.   GUARANTEE FEE AND INTEREST CALCULATION.

          2.1 Zenith agrees to pay LGE a guarantee fee, as set forth in a letter agreement between LGE and Zenith attached hereto as Exhibit C.

          2.2 Interest shall be computed on the basis of a year consisting of 360 days and paid for actual days elapsed.

     3.   PAYMENTS AND OFFSET.

          3.1 All payments hereunder shall be made to LGE in immediately available funds at such place as may be designated by LGE to Zenith in writing.

          3.2 In addition to, and not in limitation of, all rights of offset or recoupment that LGE may have under applicable law, unless otherwise expressly waived by LGE in writing, LGE shall have the right to appropriate and apply to the payment of Zenith's obligations hereunder any and all balances, credits, deposits, accounts or moneys of Zenith then or thereafter with or owing by LGE.

     4. WARRANTIES. To induce LGE to enter into this Agreement and to execute and deliver Guarantees, Zenith warrants that:

          4.1 Zenith and all of its Subsidiaries are corporations duly organized, validly existing and in good standing under the laws of the states of their respective incorporation, and they are duly qualified and in good standing as foreign corporations authorized to do business in each state where, because of the nature of their respective activities or properties, such qualification is required.

          4.2 Zenith is duly authorized to execute and deliver this Agreement and the Security Documents and is and will continue to be duly authorized to perform its obligations under this Agreement and the Security Documents in accordance with its respective terms.

          4.3 The execution and delivery of this Agreement and the Security Documents, and the performance by Zenith of its obligations under this Agreement and the Security Documents, do not and will not conflict with any provision of law or of Zenith's charter or by-laws or of any agreement binding upon Zenith, except under Series 2000 Debentures and Series 2001 Debentures.

          4.4 This Agreement and the Security Documents, when duly executed and delivered by Zenith and its Material Subsidiaries, as the case may be, will be legal, valid and binding obligations of Zenith and the Material Subsidiaries to the extent such persons are parties thereto enforceable against Zenith and the Material Subsidiaries, as the case may be, in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors' rights or by general principles of equity.

     5. CONDITIONS PRECEDENT TO ISSUANCE OF GUARANTEES. Although LGE shall have no obligation to issue any Guarantee, but reserves the right to issue Guarantees in its discretion in each instance, it is understood and agreed that LGE will not issue any Guarantee unless at the time of such issuance:

          5.1 The warranties contained in Section 4 hereof shall be true and correct.

          5.2  Zenith shall have delivered to LGE:

     (a) A copy, duly certified as of the date hereof by Zenith's secretary or assistant secretary, of (i) the resolutions of the Zenith's Board of Directors authorizing the execution and delivery of this Agreement and Security Documents, (ii) all documents evidencing other corporate action, and (iii) all approvals or consents, if any, with respect to this Agreement and the Security Documents.

     (b) A certificate of Zenith's secretary or assistant secretary, dated the date hereof, certifying the names of the Zenith's officers authorized to sign this Agreement and the Security Documents and all other documents or certificates to be delivered hereunder, together with the true signatures of such officers.

     (c) Duly executed Security Documents covering such collateral as is satisfactory to LGE, together with the Subordination Agreement, all in form and substance satisfactory to LGE and its counsel.

     (d) A legal opinion from counsel to Zenith in form and substance satisfactory to LGE.

     6.   GENERAL.

          6.1 No amendment or waiver of any provision of this Agreement nor consent to any departure by Zenith therefrom shall be effective unless the same shall be in writing and signed by LGE, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

          6.2 This Agreement is a continuing agreement and shall inure to the benefit of and be binding on the parties hereto, their respective successors, transferees and assigns; provided, that except as otherwise permitted by this Agreement, Zenith may not assign any of its rights or delegate any of its obligations to or under all or any part of this Agreement without the prior written consent of LGE.

          6.3 Zenith agrees to pay on demand all reasonable costs and expenses in connection with the negotiation, preparation, execution, delivery and enforcement of this Agreement, the Security Documents and any other documents which may be delivered in connection with this Agreement and the Security Documents, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for LGE with respect thereto and with respect to advising LGE as to its rights and responsibilities under this Agreement and the Security Documents and all costs and expenses, if any, in connection with the enforcement of this Agreement, the Security Documents and such other documents which may be delivered in connection with this Agreement and the Security Documents. In addition, Zenith shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement and the Security Documents and such other documents and agrees to save LGE harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

          6.4 Any provision of this Agreement which is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or non-authorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction.

          6.5 LGE's rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies LGE may have under any other agreement, including the Guarantees and Security Documents, or by operation of law or otherwise.

          6.6 This Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois.

          6.7 This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and shall be binding upon the parties, their successors and permitted assigns.

          6.8 All notices under this Agreement or the Security Documents shall be in writing and shall be deemed to have been given five (5) days after deposit in the mail, or one (1) day after being entrusted to a reputable commercial overnight delivery service, or when sent out by telex or telecopy addressed to the party to which such notice is directed at its address.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement, or caused it to be executed and delivered by their duly authorized officers, all as of the day and year first above written.

                                    LG ELECTRONICS INC.


                                    By:
                                       -------------------------

                                    Title:
                                          ----------------------

                                    ZENITH ELECTRONICS CORPORATION


                                    By:
                                       -------------------------

                                    Title:
                                          ----------------------

                                   EXHIBIT A

FIRST
CHICAGO
NBD

---------------------
Limited Kun-Guarantee            KUN-GUARANTEE
---------------------                                   Date: September 24, 1997

Creditor:         The First National Bank of Chicago
Joint and Several Guarantor
                            -----------------------------------
Address:

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Issuing a joint and several guarantee to secure debt is a serious legal act with potentially adverse financial consequences for the Guarantor. The Guarantor should carefully read this Agreement and the "Notice to Guarantor" printed at the end of this Agreement before making his/her decision.

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The Guarantor hereby guarantees for the benefit of the Creditor, jointly and severally with the Debtor, the repayment and payment of any and all indebtedness or liability of the Debtor which is now or may at any time hereafter be due to the Creditor and included within the scope of the indebtedness or liability described below. The Guarantor agrees that the terms of the relevant agreements concerning the Guaranteed Obligations described in Item 2 below shall apply to any and all performance of its guarantee obligations hereunder (the "Guarantee Obligations") and agrees to be bound by the following provisions (the term "Creditor" shall include any branch or subsidiary of the Bank).

     1.   Debtor  Name
          Address
     2.   Scope of the Guaranteed Obligations:
          Any and all obligations, debts and liabilities of the Debtor to the Creditor, presently existing or to be incurred hereinafter, arising out of, connected with or related to loans against bills, discounting of bills, loans by deed, overdrafts, payment guarantees (including debenture payment guarantees), sales of bonds, mutual savings transactions, lending of instruments and securities, foreign exchange transactions and all other credit transactions, guarantee obligations, obligations under promissory notes or checks (including obligations under the promissory notes or checks which the Creditor acquires from a third party), payment of interest and default interest, incidental indebtedness including any expenses and insurance premiums payable by the Debtor, and any and all other credit transactions [: provided that the Guarantor shall not be liable for the Debtor's obligations guaranteed by any of the following institutions:
          [1] Financial institutions under the Bank Act and any other special statutory banks;
          [2]  Credit Guarantee Fund under the Credit Guarantee Fund Act;
          [3] Technology Credit Guarantee Fund under the Law Concerning Financial Assistance for New Technology Industry;
          [4] Housing Finance Credit Guarantee Fund under the Law Concerning Assistance for Housing Security and Housing Fund for Workers; or
          [5]  Guarantee Insurance Corporation under the Insurance Business
               Act.]

Article 1.  Maximum Amount of Guarantee Obligations

The maximum amount of the Guarantee Obligations (including interest, default interest, incidental indebtedness, and any and all other obligations which have accrued to the date when the Guaranteed Obligations become determined) shall be 30,000,000.00 (Thirty Million) (United States Dollars). Notwithstanding such maximum amount of Guarantee Obligations, the Guarantor shall be liable for any interest, default interest or all other incidental indebtedness accruing or arising after the date when the Guaranteed Obligations become determined.

Article 2.  Guarantee period
The period of this Guarantee shall be a provided for in Item 2 below (Delete
Item 1).

     1. Not finite but continuing, provided the Guarantor may notify the Creditor of its intention to terminate this Agreement by written notice after the third anniversary of this Agreement. On the 45th day from receipt of the notice by the Creditor, the Agreement shall terminate whereupon the Guaranteed Obligations incurred prior to such termination (regardless whether due and payable as of such termination date) shall be fixed as the Guaranteed Obligations and shall continue to be so guaranteed until full payment of such Guaranteed Obligations.

     2. The guarantee period shall expire on September 25, 1998. Upon the expiration of the guarantee period, it is agreed that the Guarantor shall guarantee the Debtor's obligations (regardless whether due and payable as of the expiration date) owing to the Creditor which remain outstanding as of the expiration date of the guarantee period.

Article 3.  Limitation of Set-off

The validity and enforceability of this Guarantee shall not be affected by any set-off by the Debtor of the Guaranteed Obligations against any deposits or other credit of the Debtor maintained with the Creditor.

Article 4.  Enforcement of Subrogation Rights

The Guarantor shall not exercise, prior to the Creditor, any right to which the Guarantor has succeeded by subrogation to the Creditor as long as any obligation is owed by the Debtor to the Creditor. Even if the Guarantor exercises such rights contemporaneously with the Creditor, the Guarantor shall be paid only after the Creditor is fully paid.

Article 5.  Relations Between This Agreement and Other Guarantee and Security

Any guarantee or any other security offered by the Guarantor to secure the Guaranteed Obligations shall not be affected by this Guarantee unless otherwise agreed. If there is a maximum limit to the obligation secured by such guarantee or offered security, the maximum limit of Guarantee Obligation under this Agreement shall be deemed to be additional to such maximum limit of other guarantee or security. This Article shall apply mutatis mutandis to any other additional guarantee or security to be offered by the Guarantor, separately from the guarantee or the security offered in connection with this Agreement.

Article 6. Modification or Termination of Security

The Creditor may amend, terminate or release, as applicable, other guarantees or collateral securing any of the Debtor's obligations owed to the Creditor, if the Guarantor consents thereto or if the Creditor determines that the Guarantor's subrogation right will not be adversely affected by substitution of the existing security with another security with more value or the guarantor with another guarantor with comparable financial resources or the release of the security or the guarantee in proportion to the partial payment of the guaranteed or secured obligation.

Article 7.  Indemnification

Notwithstanding the Creditor's right against the Debtor becomes invalid or not enforceable due to legal incapacity or lack of corporate power of the Debtor to incur the debt lack of authority or disability of the signatory to the transaction agreement to represent or act for the Debtor, or for any other reasons that invalidate the Guaranteed Obligations, the Guarantor shall continue to be obligated to perform its obligation hereunder and shall indemnify the Creditor against any and all damages arising therefrom. All terms and conditions hereunder shall apply mutatis mutandis to the Guarantor's liability under this Article.

Article 8.  No Counterclaim Taxation

(1) All payments to be made by or on behalf of the Guarantor to the Creditor pursuant to this Guarantee shall be made (a) without any set-off, counterclaim or condition whatsoever and (b) free and clear of, and without deduction for or on account of, any present or future taxes, unless the Guarantor is required by law or regulation to make any such payment subject to any taxes.
(2) In the event that the Guarantor is required by any law or regulation to make any deduction or withholding on account of any taxes from any payment due under this Guarantee, then: (a) the Guarantor shall notify the Creditor promptly as soon as it becomes aware of such requirement; (b) the Guarantor shall remit promptly the amount of such taxes to the appropriate taxation authority, and in any event prior to the date on which penalties attach thereto; (c) such payment shall be increased by such amount as may be necessary to ensure that the Creditor receives a net amount free and clear of all taxes, equal to the full amount which the Creditor would have received had such payment not been subject to such taxes; and (d) the Guarantor shall indemnify the Creditor against any liability of any of them in respect of such taxes.
(3) Not later than thirty days after each deduction or withholding of any such taxes, the Guarantor shall forward to the Creditor evidence satisfactory to the Creditor that such taxes have been remitted to the appropriate taxation authority.

Article 9.  Guarantor's Representations and Warranties.

The Guarantor represents and warrants to the Creditor as follows:

(1) The Guarantor is a duly organized corporation (Chusik Hoesa), existing under the laws of Korea.
(2) The Guarantor has all necessary powers and authority to issue this Guarantee and to perform and observe the obligations contained herein and this Guarantee has been validly authorized by its Board of Directors and this Guarantee constitutes its legal, valid and binding obligations enforceable in accordance with its terms.
(3) Neither the giving of this Guarantee nor the observance of its terms, including without limitation the making of payment hereunder in United States Dollars, contravene any law, decree, ordinance, or similar enactment binding on the Guarantor, nor does the giving of this Guarantee and the observance of its terms contravene any existing mortgage, contract or agreement binding on the Guarantor.
(4) All approvals, consents, licenses and other authorizations from any legislative or executive body of government, ministry, agency, exchange, central authority or other authority required by the Constitution or the laws of Korea in order for the Guarantor to incur the obligations contained in this Guarantee, to execute and deliver this Guarantee and to perform and observe the terms and provisions hereof and to make all payments hereunder in Dollars, have been duly obtained and are in full force and shall remain in full force and effect without amendment or restriction during the term hereof, unless such amendment or restriction is beyond the control of the Guarantor.
(5) There are no proceedings pending before any court or to the Guarantor's knowledge threatened against or affecting the Guarantor, the Debtor or any of the Guarantor's subsidiaries and there are no proceedings pending before any governmental agency or administrative body or to the Guarantor's knowledge threatened against Guarantor, the Debtor or any of the Guarantor's subsidiaries, which if adversely determined would materially and adversely affect the Guarantor's financial condition or the Guarantor's ability to pay under the terms and conditions of this Guarantee, and the Guarantor's obligations hereunder rank and shall rank throughout the life hereof at least pari passu with all the Guarantor's other unsecured indebtedness.
(6) The Guarantor's balance sheets as at December 31, 199__ and the related statements of income and retained earnings for the fiscal year then ended, copies of which have been provided to the Creditor, fairly present the Guarantor's financial condition as at the date of such balance sheet and the results of the Guarantor's operations for the period ended on such date all in accordance with generally accepted accounting principles of Korea consistently applied and since the dates of each such balance sheet there has been no material adverse change in the Guarantor's financial condition or operations.
(7) The Guarantor has filed all income tax returns and all other material tax returns which are required to be filed by the Guarantor and has paid all taxes due pursuant to such returns or pursuant to any assessment received by the Guarantor. The charges, accruals and reserves on the books of the Guarantor in respect of taxes and other governmental charges are, in the opinion of the Guarantor, adequate.

Article 10.  Currency Indemnity
If under any applicable law or regulation, and whether pursuant to a judgment being made or registered against the Guarantor or the liquidation of the Guarantor or for any other reason, any payment under or in connection with this Guarantee is made in a currency (the "payment currency") other than the currency in which such payment is due under or in connection with this Guarantee (the "contractual currency"), then to the extent that the amount of such payment actually received by the Creditor, when converted into the contractual currency at the rate of exchange, falls short of the amount due under or in connection with this Guarantee, the Guarantor, as a separate and independent obligation, shall indemnify and hold harmless the Creditor against the amount of such shortfall. For the purposes of this Article, "rate of exchange" means the rate at which the Creditor is able on or about the date of such payment to purchase the contractual currency with the payment currency and shall take into account any premium and other costs of exchange with respect thereto.

Article 11.  _____________________
The Guarantee will be executed in the English and Korean languages. In the event of any conflict between two languages, the English language version shall prevail.

Article 12.  Agreement on Jurisdiction and Governing Law
Any dispute arising out of or in relation to this Agreement shall be subject to the non-exclusive jurisdiction of the Supreme Court of the State of New York, County of New York or any Federal court of the United States of America located in the City and State of New York, United States of America and shall be subject to the laws of the State of New York without regard to choice of law principles.

                              Notice to Guarantor

The Legal Nature of Joint and Several Guarantee

 . The guarantor agrees to guarantee the principal obligations incurred by the principal obligor to the bank (the creditor) jointly and severally with the principal obligor. Therefore, if the borrower fails to pay loans due and payable to the bank, the bank is entitled to compel the guarantor to pay such principal obligations prior to making demands on the borrower (e.g., compulsory foreclosure of the guarantor's property)

Liability for Joint and Several Guarantee

 . "Guarantee for specific obligation" guarantees only obligations arising from a credit transaction with specified purpose and amount. An extension of maturity, roll-over of credit or replacement with another loan will discharge the guarantee.

 . "Limited kun-guarantee" guarantees within the maximum guarantee amount any obligations which are included within the scope of specified obligations of the borrower outstanding at present (including obligations previously incurred and outstanding at present) or to be incurred in the future. By granting this limited kun-guarantee, the guarantor assumes substantial liability to guarantee the borrower's obligations. The specific guaranteed obligations may be described as follows.

   . Specific credit transaction with specified date of agreement (e.g., Agreement for Loans against Trade Bills dated (date))

      The extension of maturity is permitted; however, roll-over or replacement with another loan will discharge the guarantee.

   .  Credit transaction of a special type (e.g., loans against trade bills)

      Extension of the maturity, roll-over and replacement with other credit of the same type is permitted, but replacement with other credit of a different type will discharge the guarantee.

 . "Comprehensive kun-guarantee" guarantees, within the maximum guarantee amount any and all obligations of the borrower outstanding at present or to be incurred in the future without specifying the scope of such guaranteed obligations. Therefore, by granting a comprehensive kun-guarantee, the guarantor assumes an extensive liability.

(Note) An executive officer of a company may guarantee the company's obligations only in the form of "guarantee for specific obligation" or "limited kun-guarantee."

Guarantor's Signature

 . If you have any questions about the scope of guaranteed obligations, guarantee period, etc. after carefully reading the entire content of the relevant agreement, please contact the bank's office in charge of credit. If you determine that the agreement accurately expresses your intentions, please enter an amount (maximum amount of guaranteed indebtedness) on the relevant agreement (a letter of guarantee of an agreement) in your handwriting or confirm the amount on the relevant agreement and be sure to set your hand and affix your seal thereon.

Delivery of a Copy of Kun-Guarantee Agreement

 . After executing the kun-guarantee agreement, you may request a copy thereof from the officer in charge.

                                       Officer:
          (seal)                       Title:
                                       Name:    (seal)

In the space above marked with * please state briefly, in your own words that you ____________ of corporation, a representative or an agent of the corporation have read the above notice carefully, sign your name and affix your seal.

                                   EXHIBIT B

FIRST                                         The First National Bank of Chicago
CHICAGO                                       153 West 51st Street
NBD                                           New York, New York 10019
                                              Telephone (212) 373-1033
                                              Fax (212) 373-1458

Jin-Woo Park                             Date: October 27, 1997
First Vice President
U.S. Korea Marketing Division


     Mr. Shin-IK (Simon) Kang
     Vice President and Corporate Treasurer
     Zenith Electronics Corporation
     1000 Milwaukee Avenue
     Glenview, IL 60025-2493

     Dear Mr. Kang:

     The First National Bank of Chicago (the "Bank") is pleased to establish a guaranteed line of credit in favor of Zenith Electronics Corporation, a Delaware corporation, (the "Borrower"), in the amount of US$30,000,000
     which shall continue from (                ) through (                )
     (the "Maturity Date") and be operative under the following terms and conditions.

     a) The Bank's provision of the line of credit is subject to a guarantee for repayment in U.S. Dollars of the principal and payment of interest thereon issued and delivered by LG Electronics Inc. (the "Guarantor"), Seoul, Korea, duly validated in accordance with all applicable Korean FX control laws and/or regulations.

     b) Loans under this line of credit will be evidenced and governed by the Bank's standard form of master note (the "Note"), a copy of which is attached hereto, and will bear interest, at the Borrower's option, at:

          i) a rate equal to the Bank's Corporate Base Rate of interest announced by the Bank from time to time, changing when and as the Corporate Base Rate changes, with interest payable on the last business day of each month, on the Maturity Date, and on demand thereafter; or

          ii) subject to availability and for a maturity to be agreed upon, at a fixed rate equal to the sum of 0.65% per annum plus the Eurodollar rate, where the Eurodollar rate is the rate at which deposits in U.S. dollars in the amount and for a maturity corresponding to that of the loan are offered by the Bank in the offshore interbank market at approximately 10:00 a.m. (Chicago time) two business days prior to the date on which such loan is made, adjusted for maximum statutory reserve requirements.

Mr. Shin-IK (Simon) Kang
Vice President and Corporate Treasurer
Zenith Electronics Corporation
Page 2


     The aggregate amount of loans at any time outstanding shall in no event exceed $30,000,000.

c) No interest period for or maturity of a loan hereunder shall extend beyond the Maturity Date. Interest and fees will be computed on the basis of actual days elapsed on a 360 day year basis.

d) The Borrower will use the proceeds of the loans hereunder for working capital purposes. The Borrower will provide the Bank with the Note, appropriate resolutions, incumbency certificates, and other documents that the Bank may require from time to time.

e) The Bank shall have no obligation to make a loan hereunder (and all outstanding loans and accrued and unpaid interest, at the option of the Bank, may be declared immediately due and payable without notice) if, (I) there is any failure by the Borrower to pay principal, interest, fees, or other obligations when due under this letter, the Note, or any other agreement or arrangement with the Bank, (ii) there exists any default under this letter or the Note, or any violation or failure to comply with any provision of this letter or the Note, (iii) there occurs any material adverse change in the condition or results of operations of the Borrower since the date of the financial statements most recently delivered to the Bank prior to the date of this letter, (iv) any litigation is pending or threatened against the Borrower which might have a material adverse effect on its financial condition or results of operations, (v) there is a default under any agreement governing indebtedness of the Borrower, (vi) any petition is filed by or against the Borrower under the bankruptcy laws of the United States of America or any other jurisdiction, (vii) the Borrower becomes insolvent, howsoever evidenced, or (viii) the Guarantor cancels its guarantee for repayment of the loan and/or interest hereon under this letter agreement or there occurs an event or events to the Guarantor the same as or similar to the ones described in items (I) through (vii) of this article (e). The Bank may require a certificate of compliance with these conditions from the Borrower's Chief Financial Officer or Treasurer as a condition to making any loan hereunder.

Mr. Shin-IK (Simon) Kang
Vice President and Corporate Treasurer
Zenith Electronics Corporation
Page 3


f) The Bank may make assignments and sell participation in this line of credit, the Note and loans made hereunder, and may disclose information pertaining to the Borrower to perspective assignees and participants. Any assignment will release the Bank of its funding obligation with respect to the amount assigned and may be made upon notice to the Borrower.

g) This line of credit shall be effective as of the date of this letter when the Borrower has signed and returned to the Bank a copy of the letter and may be terminated by you or us at any time effective upon the giving of written advice to the other party and in the sole discretion of the party electing to terminate.

h) THIS LETTER AND NOTE SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF ILLINOIS. BOTH PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN THE EVENT THIS LETTER OR THE NOTE BECOMES THE SUBJECT OF A DISPUTE.


                                       Very truly yours,

                                       THE FIRST NATIONAL BANK OF CHICAGO

                                       By:  /s/ Jin-Woo Park
                                            ----------------------------
                                            Jin-Woo Park

                                       Title:  First Vice Presdient

Accepted and Agreed:

Zenith Electronics Corporation

By:  /s/ Roger A. Cregg                /s/ S. I. Kang
     ------------------                ------------------
     Roger A. Cregg                    S.I. Kang
                                       Vice President and Treasurer
Title:  Executive Vice President and
        Chief Financial Officer

Date:  October 27, 1997

                                  MASTER NOTE
                                                               Chicago, Illinois
                                                          Date: October 27, 1997

U.S.$30,000,000

FOR VALUE RECEIVED, Zenith Electronics Corp. (the "Company"), promises to pay to the order of THE FIRST NATIONAL BANK OF CHICAGO (the "Bank"), in lawful money of the United States at the office of the Bank at One First National Plaza, Chicago, Illinois, or as the Bank may otherwise direct, the lesser of Thirty Million and No/Hundreds Dollars (U.S.$30,000,000) or the aggregate outstanding unpaid principal amount of loans advanced hereunder and pursuant to that certain letter agreement dated 10/27/97 between the Company and the Bank (the "Letter Agreement"), together with interest as provided below.

The Company and the Bank may agree to a fixed interest rate and a specific maturity for a loan (a "fixed rate loan") at the time of borrowing. Interest on each fixed rate loan shall be payable upon the maturity of such fixed rate loan and, in the case of a fixed rate loan with an original maturity in excess of three months, interest shall also be payable on the last day of each three-month interval while such fixed rate loan is outstanding. A fixed rate loan not paid at maturity shall thereafter be payable on demand and bear interest at a rate equal to the sum of the corporate base rate of interest announced by the Bank from time to time, plus 2% per annum, changing when and as the corporate base rate changes.

Except as provided in the preceding paragraph, loans hereunder shall be payable on demand and shall bear interest at a rate equal to the corporate base rate of interest announced by the Bank from time to time, changing when and as the corporate base rate changes. Interest on all loans bearing interest at a rate related to the corporate base rate shall be payable on the last business day of each month and on demand.

Any person authorized to borrow on behalf of the Company (an "authorized person") may request a loan hereunder by telephone or telex. The Company agrees that, in implementing this arrangement, the Bank is authorized to honor requests which it believes, in good faith, to emanate from an authorized person acting pursuant to this note, whether in fact that be the case or not. If the Bank requests a written confirmation, the Company will confirm the terms of each loan so requested by mailing a confirmation letter to the Bank signed by an authorized person. If the Bank elects to confirm the terms of a loan to the Company, the Company will notify the Bank in writing within 10 days after the Company's receipt of such confirmation if it believes such confirmation to be inaccurate, and the Company hereby waives any right to contest the accuracy of such confirmation after such 10-day period.

The Company hereby authorizes the Bank to record loans, maturities, repayments, interest rates and payment dates on the schedule attached to this note or otherwise in accordance with the Bank's usual practice. The obligation of the Company to repay each loan made hereunder shall be absolute and unconditional notwithstanding any failure to enter such amounts of such schedule or to receive written confirmation of the transaction from the Company and, in the event of disagreement as to the terms of a transaction, the Bank's records shall govern, absent manifest error. The Company hereby authorizes the Bank to deposit the proceeds of loans to, and to charge payments of principal and interest against, the Company's deposit account with the Bank.

Each payment of principal or interest hereunder shall be made in immediately available funds. If any payment shall become due and payable on a Saturday, Sunday or legal holiday under the laws of Illinois, such payment shall be made on the next succeeding business day in Illinois and any such extended time of the payment of principal or interest shall be included in computing interest at the rate this note bears in connection with such payment. All interest hereunder shall be computed for the actual number of days elapsed on a 360-day basis.

If any change in any law, rule, regulation or directive (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System) imposes any condition the result of which is to increase the cost to the Bank of making, funding or maintaining any fixed rate loan hereunder or reduces any amount receivable by the Bank hereunder in connection with a fixed rate loan, the Company shall pay the Bank the amount of such increased expense incurred or the reduction in any amount received which the Bank determines is attributable to making, funding and maintaining the fixed rate loans hereunder. A fixed rate loan may not be prepaid prior to the agreed maturity of the loan without the written consent of the Bank. If, for any reason, any payment of a fixed rate loan occurs prior to maturity of that loan, the Company will indemnify the Bank for any loss or cost resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain the fixed rate loan. Loans bearing interest at a rate related to the corporate base rate may be prepaid by the Company, without premium or penalty.

The Company agrees that all sums payable hereunder whether in respect of principal, interest, fees or otherwise shall be paid in accordance with the terms of the Letter Agreement.

The Bank may elect to sell participations in or assign its rights under loans made hereunder and the Letter Agreement. The Company hereby authorizes the Bank to disclose information relating to the financial condition or operations of the Company to any purchaser or prospective purchaser of an interest in any loan made hereunder. The Company agrees that if it fails to pay any loan when due, any purchaser of an interest in such loan shall be entitled to seek enforcement of this note if the purchaser is permitted to do so pursuant to the terms of the participation agreement between the Bank and such purchaser.

Nothing in this note shall constitute a commitment to make loans to the Company. In addition to, and without limitation of, any rights of the Bank under applicable law, if any amount payable hereunder is not paid when due, there is any material adverse change in the Company's financial condition, there is a default under any agreement governing indebtedness of the Company, any petition is filed by or against the Company under the Federal Bankruptcy Code or similar state law or if the Company becomes insolvent, howsoever evidenced, the Bank may declare all unpaid principal and interest on fixed rate loans and unpaid fees immediately due and payable and any indebtedness from the Bank to the Company may be offset and applied toward the payment of all unpaid principal, interest and fees payable hereunder, whether or not such amounts, or any part thereof, shall then be due. The Company expressly waives any presentment, demand, protest or notice in connection with this note now, or hereafter, required by applicable law and agrees to pay all costs and expenses of collection.

This note shall be governed by the internal law (and not the law of conflicts) of the State of Illinois, giving effect, however, to federal laws applicable to national banks. The Company agrees to the jurisdiction of any United States federal or Illinois state court selling in Chicago, Illinois and hereby waives its right to trial by jury in the event this note becomes the subject of any dispute.

                                         Zenith Electronics Corp.

                                         By: /s/ Roger A. Cregg
                                            ---------------------
                                             Roger A. Cregg

                                         Title:  Executive Vice President
                                                 and Chief Financial Officer

                                         By: /s/ S. I. Kang
                                            ----------------
                                             S. I. Kang
                                             Vice President and Treasurer

                                   SCHEDULE

                      to be attached and become a part of
                    the Master Note dated October 27, 1997
                     executed by Zenith Electronics Corp.
                                and payable to
                      The First National Bank of Chicago


                                                                          Unpaid        Initials
                                               Amount                    Principal         of
   Date            Amount                        of                       Balance        Person
    of               of                       Interest     Principal         of          Making
Transaction         Loan        Maturity        Rate        Payment         Note        Notation
-----------        ------       --------      --------     ---------     ---------      --------

                                   EXHIBIT C

October 29, 1997

Zenith Electronics Corporation
1000 Milwaukee Avenue
Glenview, Illinois 60025-2495

Attention: Roger A. Cregg, Chief Financial Officer

Dear Mr. Cregg:

     This letter agreement sets forth our mutual understanding regarding the terms on which LG Electronics Inc. ("LGE") will provide credit support to Zenith Electronics Corporation ("Zenith") in the form of such guarantees as may be required by the lenders under proposed credit facilities for Zenith in an amount up to $160 million in the aggregate (the "Aggregate Available Amount"). We mutually acknowledge that LGE owns directly and indirectly a majority of the outstanding common stock of Zenith, which stock is subject to the rules of the New York Stock Exchange.

     The parties hereto agree as follows:

     1. LGE shall guarantee up to $160 million of credit facilities for Zenith under the proposed credit facilities currently being negotiated with a proposed group of lenders.

     2. In consideration of the guarantees and subject to Paragraph 7. below, Zenith expects to pay and LGE expects to receive a credit support fee based on the Aggregate Available Amount. The parties intend that the credit support fee shall be in the form of either cash or equities (which may be in the form of stock or of options to purchase shares of Zenith's common stock). At the present time, LGE proposes that the credit support fee be at a rate of 2% per annum of the Aggregate Available Amount.

     3. The credit support fee shall accrue as of the date of the closing of each credit facility, and if paid in cash, shall be payable within 30 days after the date of the next stockholders' meeting.

     4. If the credit support fee is in the form of stock or stock options, such stock or options will vest with LGE on a monthly basis, as of the first business day of any month, at the rate of 1/12 of the total options granted for each year's fee.

     5. If the proposed credit support fee is in the form of equity, the arrangement shall be submitted for approval to the stockholders of Zenith in accordance with the rules of the New York Stock Exchange at the next annual meeting, which is currently scheduled for May, 1998, and the payment of the credit support fee in the form of equity shall be conditioned upon the approval by the stockholders of Zenith. LGE undertakes that it will vote in favor of the credit support fee arrangement at the stockholders' meeting.

     6. In the event that Zenith is unable to complete its arrangements with respect to the full $160 million in proposed credit facilities prior to December 31, 1997, then the fee from January 1, 1998, forward on such facilities shall be based on the face amount of facilities actually secured and in effect from time to time.

     7. LGE understands and acknowledges that the Board of Directors (including its Finance Committee) and, if the fee is to be paid in equity, the shareholders of Zenith must approve certain terms and conditions concerning the guarantee fee; which approvals have not been obtained as of the date of this letter agreement. LGE further acknowledges that the Board of Directors of Zenith has retained certain independent consultants for the purpose of making recommendations as to the appropriate compensation to be paid to LGE for its guarantee, and that the consultants may determine that the appropriate credit support fee is other than that proposed by LGE in this letter. LGE further understands that Zenith will in good faith seek to obtain all necessary approvals for appropriate and fair compensation to LGE for its financial support.

     8. On acceptance of this proposal by Zenith, LGE shall proceed with the issuance of its guarantee of up to $160 million of the credit facilities for Zenith under the proposed credit facilities prior to the determination of the appropriate fee level, and in doing so relies on the good faith effort of Zenith with respect to the fee arrangement.


                                            Very truly yours,
                                            LG Electronics Inc.

                                            LG Electronics

                                            By: /s/
                                               --------------------------------
                                            Its:
                                                -------------------------------
                                                                     President
Accepted and agreed to:
Zenith Electronics Corporation

By:  /s/ Roger A. Cregg
     -------------------------------
Its:  Roger A. Cregg, Exec. VP & CFO
     -------------------------------
Date:  November 5, 1997
       ----------------